Exhibit 99.1

MiX Telematics Reports Preliminary Unaudited Fourth Quarter and Full Fiscal Year 2022 U.S. GAAP Financial Results and Changes to the Board of Directors

Highlights:
Fourth Quarter Fiscal Year 2022:
•Total revenues of $36.1 million
•Subscription revenues of $31.3 million
•Annual recurring revenue (“ARR”) of $127.1 million up 2.8% sequentially, on a constant currency basis
•Net subscriber additions of 24,700, bringing the total base to 815,200 subscribers
•Net income of $3.5 million
•Adjusted EBITDA of $8.2 million, at a 22.8% margin
•Cash and cash equivalents of $33.7 million at quarter end

Fiscal Year 2022:
•Subscription revenues of $123.6 million
•ARR of $127.1 million up 9.1%, on a constant currency basis
•Net income of $8.9 million
•Adjusted EBITDA of $31.6 million, at a 22.0% margin

Midrand, South Africa and Boca Raton, May 26, 2022 - MiX Telematics Limited (“MiX Telematics”) (NYSE: MIXT, JSE: MIX), a leading global Software-as-a-Service (“SaaS”) provider of connected fleet management solutions, today announced preliminary unaudited financial results, in accordance with accounting principles generally accepted in the United States (“GAAP”), for the fourth quarter and full fiscal year 2022, which ended March 31, 2022. MiX Telematics also announced today that John Granara, its Chief Financial Officer, has notified the Company of his intent to pursue another career opportunity and will be leaving at the end of June 2022. The Board has appointed Paul Dell, currently Chief Accounting Officer, as Chief Financial Officer beginning June 24, 2022. Mr. Granara will remain employed with the Company in an advisory capacity for a period following his resignation as Chief Financial Officer to ensure an effective transition of his duties.

“MiX closed fiscal year 2022 with a solid finish to a successful year for the Company. We executed on each of our key initiatives for fiscal year 2022, most notably returning the business to sustainable growth and delivering on our profitability targets,” said Stefan Joselowitz, Chief Executive Officer of MiX Telematics.

Joselowitz continued, “We are encouraged by conversations with customers, which reflect the growing strategic importance of a comprehensive telematics solution to run their businesses more efficiently and safely. We believe MiX is well positioned to capitalize on this trend and make additional progress towards our long-term financial targets.”

Financial Results for the Three Months Ended March 31, 2022

Subscription Revenues: Subscription revenues were $31.3 million, an increase of 1.6% compared to $30.8 million for the fourth quarter of fiscal year 2021. Subscription revenues represented 86.6% of total revenues during the fourth quarter of fiscal year 2022. Subscription revenues increased by 2.5% on a constant currency basis, year over year. During the fourth quarter of fiscal year 2022, the Company’s subscriber base grew by a net 24,700 subscribers.

The majority of our revenues and subscription revenues are derived from currencies other than the U.S. Dollar. Accordingly, the strengthening of the U.S. Dollar against these currencies (in particular against the South African Rand) following recent currency volatility, has negatively impacted our revenue and subscription revenues reported in U.S. Dollars. Compared to the fourth quarter of fiscal year 2021, the South African Rand weakened by 2% against the U.S. Dollar. The Rand/U.S. Dollar exchange rate averaged R15.25 in the fourth quarter of fiscal year 2022 compared to an average of R14.96 during the fourth quarter of fiscal year 2021. The impact of translating foreign currencies to U.S. Dollars at the average exchange rates during the fourth quarter of fiscal year 2022 led to a 0.9% decrease in reported U.S. Dollar subscription revenues.

Total Revenues: Total revenues were $36.1 million, an increase of 5.1% compared to $34.3 million for the fourth quarter of fiscal year 2021. Total revenues increased by 6.3% on a constant currency basis, year over year. Hardware and other revenues were $4.8 million, an increase of 35.7%, compared to $3.6 million for the fourth quarter of fiscal year 2021.

The impact of translating foreign currencies to U.S. Dollars at the average exchange rates during the fourth quarter of fiscal year 2022 led to a 1.2% decrease in reported U.S. Dollar revenues.
Gross Margin: Gross profit was $23.2 million, compared to $22.2 million for the fourth quarter of fiscal year 2021. Gross profit margin was 64.1%, compared to 64.5% for the fourth quarter of fiscal year 2021. The decline in the gross profit margin was due to the increase in hardware and other revenues which carry lower margins than subscription revenue. The subscription revenue margin during the fourth quarter of fiscal year 2022 was 69.7%.

Income From Operations: Income from operations was $3.8 million, compared to $5.9 million for the fourth quarter of fiscal year 2021. Operating income margin was 10.5%, compared to 17.2% for the fourth quarter of fiscal year 2021. Operating expenses of $19.4 million increased by $3.1 million, or 19.1%, compared to the fourth quarter of fiscal year 2021.

Net Income and Earnings Per Share: Net income was $3.5 million, compared to net income of $2.8 million in the fourth quarter of fiscal year 2021. During the fourth quarter of fiscal year 2022, net income included a net foreign exchange loss of $0.8 million before tax, as well as a $1.7 million deferred tax credit on a U.S. Dollar intercompany loan between MiX Telematics and MiX Telematics Investments Proprietary Limited (“MiX Investments”), a wholly-owned subsidiary of the Company. During the fourth quarter of fiscal year 2021, net income included a net foreign exchange loss of $0.7 million before tax and a $0.2 million deferred tax charge on a U.S. Dollar intercompany loan between MiX Telematics and MiX Investments.

Earnings per diluted ordinary share was 0.6 U.S. cents, compared to 0.5 U.S. cents in the fourth quarter of fiscal year 2021. For the fourth quarter of fiscal year 2022, the calculation was based on diluted weighted average ordinary shares in issue of 560.6 million compared to 565.0 million diluted weighted average ordinary shares in issue during the fourth quarter of fiscal year 2021. On a ratio of 25 ordinary shares to one American Depositary Share (“ADS”), earnings per diluted ADS were 16 U.S. cents compared to 12 U.S. cents in the fourth quarter of fiscal year 2021.

The Company’s effective tax rate was negative 23.1%, compared to 47.3% in the fourth quarter of fiscal year 2021. Ignoring the impact of net foreign exchange losses net of tax, the tax rate used in determining adjusted net income below was 36.9% compared to 41.4% in the fourth quarter of fiscal year 2021.

Adjusted EBITDA: Adjusted EBITDA, a non-GAAP measure, was $8.2 million, compared to $11.3 million for the fourth quarter of fiscal year 2021. Adjusted EBITDA margin, a non-GAAP measure, for the fourth quarter of fiscal year 2022 was 22.8%, compared to 32.9% for the fourth quarter of fiscal year 2021.

Adjusted Net Income and Adjusted Net Income Per Share: Adjusted net income was $2.3 million, compared to $3.5 million for the fourth quarter of fiscal year 2021. Adjusted net income per diluted ordinary share was 0.4 U.S. cents, compared to 0.6 U.S. cents in the fourth quarter of fiscal year 2021. At a ratio of 25 ordinary shares to one ADS, the adjusted net income per diluted ADS was 10 U.S. cents compared to 15 U.S. cents in the fourth quarter of fiscal year 2021.

Cash and Cash Equivalents and Cash Flow: At March 31, 2022, the Company had $33.7 million of cash and cash equivalents, compared to $45.5 million at March 31, 2021.

Net cash provided by operating activities for the fourth quarter of fiscal year 2022 was $4.7 million compared to $7.6 million for the fourth quarter of fiscal year 2021. The Company invested $7.3 million in capital expenditures (including investments in in-vehicle devices of $4.9 million), leading to negative free cash flow, a non-GAAP measure, of $2.5 million in the quarter. The Company generated free cash flow of $5.2 million for the fourth quarter of fiscal year 2021 when the Company invested $2.5 million in capital expenditures (including investments in in-vehicle devices of $1.3 million).

Net cash used in financing activities amounted to $0.4 million for the fourth quarter of fiscal year 2022, compared to $2.6 million used during the fourth quarter of fiscal year 2021. The cash used in financing activities during the fourth quarter of fiscal year 2022 mainly consisted of ordinary shares repurchased of $2.2 million and dividends paid of $1.4 million, offset by facilities utilized of $3.2 million. The cash used by financing activities during the fourth quarter of fiscal year 2021 consisted of dividends paid of $1.5 million and $1.2 million from a reduction in facilities utilized.

During the quarter, the South African Rand strengthened against the U.S. Dollar from R15.95 at December 31, 2021 to R14.49 at March 31, 2022 and as a result, cash increased by $1.0 million due to foreign exchange losses.

Financial Results for the Fiscal Year Ended March 31, 2022

Subscription Revenues: Subscription revenues were $123.6 million, an increase of 9.0% compared to $113.4 million for fiscal year 2021. Subscription revenues represented 86.2% of total revenues during fiscal year 2022. Subscription revenues increased by 2.8% on a constant currency basis. During fiscal year 2022, the Company’s subscriber base grew by a net 70,500 subscribers.

The majority of our revenues and subscription revenues are derived from currencies other than the U.S. Dollar. Accordingly, the weakening of the U.S. Dollar against these currencies (in particular against the South African Rand) following currency volatility, has positively impacted our revenue and subscription revenues reported in U.S. Dollars. Compared to fiscal year 2021, the South African Rand strengthened by 9% against the U.S. Dollar. The Rand/U.S. Dollar exchange rate averaged R14.86 during fiscal year 2022 compared to an average of R16.37 for fiscal year 2021. The impact of translating foreign currencies to U.S. Dollars at the average exchange rates during fiscal year 2022 led to a 6.2% increase in reported U.S. Dollar subscription revenues.

Total Revenues: Total revenues for fiscal year 2022 were $143.3 million, an increase of 12.9% compared to $126.9 million for fiscal year 2021. Total revenues increased by 6.9% on a constant currency basis. Hardware and other revenues were $19.7 million, an increase of 45.6%, compared to $13.5 million for fiscal year 2021.

The impact of translating foreign currencies to U.S. Dollars at the average exchange rates during fiscal year 2022 led to a 6.0% increase in reported U.S. Dollar revenues.

Gross Margin: Gross profit was $91.4 million, compared to $83.0 million for fiscal year 2021. Gross profit margin was 63.8%, compared to 65.4% for fiscal year 2021. The decline in the gross profit margin was due to the increase in hardware and other revenues which carry lower margins than subscription revenue. The subscription revenue margin during fiscal year 2022 was 70.3%.

Income From Operations: Income from operations was $14.4 million, compared to $18.2 million in fiscal year 2021. The operating income margin was 10.1%, compared to 14.3% in fiscal year 2021. Operating expenses of $77.0 million increased by $12.2 million, or 18.7%, compared to fiscal year 2021.

Net Income and Earnings Per Share: Net income for fiscal year 2022 was $8.9 million, compared to $14.6 million in fiscal year 2021. Net income included a net foreign exchange loss of $0.6 million before tax, as well as a $0.4 million deferred tax credit on a U.S. Dollar intercompany loan between MiX Telematics and MiX Investments, a wholly-owned subsidiary of the Company. During fiscal year 2021, net income included a net foreign exchange loss of $1.0 million and a $3.5 million deferred tax credit on a U.S. Dollar intercompany loan between MiX Telematics and MiX Investments.

Earnings per diluted ordinary share was 1.6 U.S. cents, compared to 2.6 U.S. cents in fiscal year 2021. For fiscal year 2022, the calculation was based on diluted weighted average ordinary shares in issue of 564.0 million compared to 560.6 million diluted weighted average ordinary shares in issue during fiscal year 2021. On a ratio of 25 ordinary shares to one ADS, earnings per diluted ADS was 40 U.S. cents compared to 65 U.S. cents in fiscal year 2021.

The Company’s effective tax rate was 33.1%, compared to 15.3% for fiscal year 2021. Ignoring the impact of net foreign exchange losses net of tax, the tax rate used in determining adjusted net income below was 35.5% compared to 34.6% in fiscal year 2021.

Adjusted EBITDA: Adjusted EBITDA, a non-GAAP measure, was $31.6 million, compared to $37.2 million for fiscal year 2021. Adjusted EBITDA margin, a non-GAAP measure, for fiscal year 2022 was 22.0%, compared to 29.3% in fiscal year 2021.

Adjusted Net Income and Adjusted Net Income Per Share: Adjusted net income was $9.0 million, compared to $11.9 million in fiscal year 2021. Adjusted net income per diluted ordinary share was 1.6 U.S. cents, compared to 2.1 U.S. cents for fiscal year 2021. At a ratio of 25 ordinary shares to one ADS, the adjusted net income per diluted ADS was 40 U.S. cents compared to 53 U.S. cents in fiscal year 2021.

Cash and Cash Equivalents and Cash Flow: Net cash provided by operating activities for fiscal year 2022 was $19.4 million compared to $38.6 million for fiscal year 2021. The Company invested $26.2 million in capital expenditures (including investments in in-vehicle devices of $18.3 million), leading to negative free cash flow, a non-GAAP measure, of $6.8 million for the year. The Company generated free cash flow of $29.9 million in fiscal year 2021 when the Company invested $8.7 million in capital expenditures (including investments in in-vehicle devices of $4.2 million).

Net cash used in financing activities amounted to $5.1 million for fiscal year 2022, compared to $5.2 million used during fiscal year 2021. The cash used in financing activities during fiscal year 2022 mainly consisted of dividends paid of $5.9 million and ordinary shares repurchased of $3.0 million, offset by facilities utilized of $3.9 million. The cash utilized in financing activities during fiscal year 2021 consisted of dividends paid of $5.4 million and a repayment in short-term debt of $0.7 million, offset by proceeds of $0.9 million from the issue of ordinary shares in relation to the exercise of stock options.
During the year, the South African Rand strengthened against the U.S. Dollar from R14.92 at March 31, 2021 to R14.49 at March 31, 2022 and as a result, cash increased by $0.2 million due to foreign exchange losses.

Executive Leadership Transition
“On behalf of the Board and executive team, I would like to thank John for his contributions to MiX Telematics over the years. John helped lead MiX Telematics through challenging times and has helped position the business well to achieve our long-term financial targets. We wish him well in his future endeavors,” said Stefan Joselowitz, Chief Executive Officer.

Joselowitz added, “I am thrilled that Paul will become CFO. He has been a valued member of our leadership team with a deep understanding of our business and extensive financial leadership experience. I look forward to working closely together as we guide MiX Telematics in this next phase of growth.”

Mr. Granara said, “I am grateful for my time at MiX Telematics and proud of all that we have accomplished since I joined in 2019. While I look forward to pursuing a new opportunity that will allow me to work closer to my family, I am confident that MiX Telematics has a bright future.”

Paul Dell is a chartered accountant and has served in various senior roles since joining the Company in July 2010. He currently serves as the Company’s Chief Accounting Officer and Chief Financial Officer of MiX Telematics North America Incorporated, a position he has held since July 2019. Mr. Dell served as the Company’s Interim Chief Financial Officer and as a member of the Board from February 2017 to July 2019 and was the Group Financial Controller from September 2012 to February 2017.

Preliminary Financial Information
The unaudited financial information set forth in this release is preliminary and subject to potential adjustments. Adjustments to the consolidated financial statements may be identified when audit work has been finalized for the year-end audit, which could result in potential differences from this preliminary unaudited condensed financial information. Actual results could differ materially. The Company expects to finalize its financial results and file its Annual Report on Form 10-K no later than June 14, 2022.

Quarterly Dividend
The most recent dividend payment of 4 South African cents (0.3 U.S. cents) per ordinary share and 1 South African Rand (7 U.S. cents) per ADS was paid on March 10, 2022 to shareholders on record on February 25, 2022. A dividend of 4 South African cents per ordinary share and 1 South African Rand per ADS will be paid on June 30, 2022 to shareholders on record as of the close of business on June 17, 2022.

The details with respect to the dividends declared for holders of our ADSs are as follows:
Ex dividend on New York Stock Exchange (NYSE)        Thursday, June 16, 2022
Record date                        Friday, June 17, 2022
Approximate date of currency conversion            Monday, June 20, 2022
Approximate dividend payment date            Thursday, June 30, 2022

Share Repurchases
In the fourth quarter of fiscal year 2022, the Company repurchased 4,452,294 ordinary shares on the open market at prevailing market prices, for a total consideration of $2.2 million. For the full fiscal year 2022, the Company repurchased 6,020,085 ordinary shares on the open market at prevailing market prices for a cumulative consideration of $3.0 million.

Conference Call Information
MiX Telematics management will host a conference call and audio webcast at 8:00 a.m. (Eastern Daylight Time) and 2:00 p.m. (South African Time) on Thursday, May 26, 2022 to discuss the Company’s financial results and current business outlook.
•The live webcast of the call will be available at the “Investor Information” page of the Company’s website,
http://investor.mixtelematics.com.
•To access the call, dial 1-877-451-6152 (within the United States) or 0-800-983-831 (within South Africa) or 1-201-389-0879 (outside of the United States). The conference ID is 13729702.
•A replay of this conference call will be available for a limited time at 1-844-512-2921 (within the United States) or 1-412-317-6671 (within South Africa or outside of the United States). The replay conference ID is 13729702.
•A replay of the webcast will also be available for a limited time at http://investor.mixtelematics.com.

About MiX Telematics Limited
MiX Telematics is a leading global provider of connected fleet and mobile asset solutions delivered as SaaS to over 815,000 subscribers in over 120 countries. The Company’s products and services provide enterprise fleets, small fleets and consumers with solutions for efficiency, safety, compliance and security. MiX Telematics was founded in 1996 and has offices in South Africa, the United Kingdom, the United States, Uganda, Brazil, Australia, Romania and the United Arab Emirates as well as a network of more than 130 fleet partners worldwide. MiX Telematics shares are publicly traded on the Johannesburg Stock Exchange (JSE: MIX) and MiX Telematics American Depositary Shares are listed on the New York Stock Exchange (NYSE: MIXT). For more information, visit www.mixtelematics.com.

Forward-Looking Statements
This press release includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including without limitation, statements regarding our position to execute on our growth strategy, and our ability to expand our leadership position. These forward-looking statements include, but are not limited to, Company’s beliefs, plans, goals, objectives, expectations, assumptions, estimates, intentions, future performance, other statements that are not historical facts and statements identified by words such as “expects”, “anticipates”, “intends”, “plans”, “believes”, “seeks”, “estimates” or words of similar meaning. These forward-looking statements reflect our current views about our plans, intentions, expectations, strategies and prospects, which are based on the information currently available to us and on assumptions we have made. Although we believe that our plans, intentions, expectations, strategies and prospects as reflected in, or suggested by, these forward-looking statements are reasonable, we can give no assurance that the plans, intentions, expectations or strategies will be attained or achieved.

Furthermore, actual results may differ materially from those described in the forward-looking statements and will be affected by a variety of known and unknown risks and uncertainties, some of which are beyond our control including, without limitation:

•the ongoing COVID-19 pandemic, the pandemic’s economic impact on the geographical locations of our regional service organizations and central service organization, the impact of the pandemic on our customers’ ability to meet their financial obligations, our ability to implement cost containment and business recovery strategies during the pandemic, local and foreign government regulations implemented to combat the pandemic and any future developments on the pandemic;
•our ability to attract, sell to and retain customers;
•our ability to improve our growth strategies successfully, including our ability to increase sales to existing customers;
•our ability to adapt to rapid technological change in our industry;
•competition from industry consolidation and new entrants into the industry;
•loss of key personnel or our failure to attract, train and retain other highly qualified personnel;
•our ability to integrate any businesses we acquire;
•the introduction of new solutions and international expansion;
•the impact of the global component shortage and supply chain disruptions;
•our dependence on key suppliers and vendors to manufacture our hardware;
•our dependence on our network of dealers and distributors to sell our solutions;
•businesses may not continue to adopt fleet management solutions;
•our future business and system development, results of operations and financial condition;
•expected changes in our profitability and certain cost or expense items as a percentage of our revenue;
•changes in the practices of insurance companies;
•the impact of laws and regulations relating to the Internet and data privacy;

•our ability to ensure compliance with export laws, customs and import regulations, economic sanctions and Export Administration Regulations;
•our ability to protect our intellectual property and proprietary technologies and address any infringement claims;
•our ability to defend ourselves from litigation or administrative proceedings relating to labor, regulatory, tax or similar issues;
•significant disruption in service on, or security breaches of, our websites or computer systems;
•our dependence on third-party technology;
•fluctuations in the value of the South African Rand;
•economic, social, political, labor and other conditions and developments in South Africa and globally;
•our ability to issue securities and access the capital markets in the future; and
•other risks set forth in our filings with the U.S. Securities Exchange Commission.

We assume no obligation to update any forward-looking statements contained in this press release and expressly disclaim any obligation to do so, whether as a result of new information, future events or otherwise, except as required by law.

Use of Non-GAAP Financial Measures
This press release and the accompanying tables include references to adjusted EBITDA, adjusted EBITDA margin, adjusted net income and adjusted net income per share, free cash flow and constant currency, which are non-GAAP financial measures. For a description of these non-GAAP financial measures, including the reasons management uses these measures, please see Annexure A titled “Non-GAAP Financial Measures and Key Business Metrics”. A reconciliation of these non-GAAP financial measures to the most directly comparable financial measures prepared in accordance with GAAP is provided in Annexure A.

Investor Contact
Brian Denyeau
ICR for MiX Telematics
ir@mixtelematics.com
+1-855-564-9835

May 26, 2022

MIX TELEMATICS LIMITED
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share amounts)
(Unaudited)

	March 31, 2021	March 31, 2022
ASSETS
Current assets:
Cash and cash equivalents	$45,489	$33,738
Restricted cash	854	981
Accounts receivables, net	19,265	25,092
Inventory, net	3,109	3,356
Prepaid expenses and other current assets	8,509	11,463
Total current assets	77,226	74,630
Property, plant and equipment, net	23,463	32,274
Goodwill	43,938	44,434
Intangible assets, net	18,303	20,460
Deferred tax assets	3,782	3,768
Other assets	4,434	4,988
Total assets	$171,146	$180,554

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term debt	$1,674	$5,597
Accounts payables	6,560	8,052
Accrued expenses and other liabilities	17,330	19,610
Deferred revenue	5,788	6,692
Income taxes payable	1,345	590
Total current liabilities	32,697	40,541
Deferred tax liabilities	9,187	8,972
Long-term accrued expenses and other liabilities	5,863	4,344
Total liabilities	47,747	53,857

Stockholders’ equity:
MiX Telematics Limited stockholders’ equity
Preference shares: 100 million shares authorized but not issued	—	—
Ordinary shares: 605.6 million and 605.2 million no-par value shares issued and outstanding as of March 31, 2021 and March 31, 2022, respectively	67,401	64,390
Less treasury stock at cost: 53.8 million shares as of March 31, 2021 and March 31, 2022	(17,315)	(17,315)
Retained earnings	76,710	79,709
Accumulated other comprehensive income	1,924	3,909
Additional paid-in capital	(5,326)	(4,001)
Total MiX Telematics Limited stockholders’ equity	123,394	126,692
Non-controlling interest	5	5
Total stockholders’ equity	123,399	126,697

Total liabilities and stockholders’ equity	$171,146	$180,554

MIX TELEMATICS LIMITED
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)
(Unaudited)

	Three Months Ended March 31,		Year Ended March 31,
	2021	2022	2021	2022
Revenue
Subscription	$30,781	$31,274	$113,351	$123,573
Hardware and other	3,564	4,835	13,543	19,721
Total revenue	34,345	36,109	126,894	143,294
Cost of revenue
Subscription	9,500	9,468	33,414	36,683
Hardware and other	2,686	3,480	10,451	15,176
Total cost of revenue	12,186	12,948	43,865	51,859
Gross profit	22,159	23,161	83,029	91,435
Operating expenses
Sales and marketing	3,269	4,025	11,344	15,436
Administration and other	12,981	15,336	53,487	61,550
Total operating expenses	16,250	19,361	64,831	76,986
Income from operations	5,909	3,800	18,198	14,449
Other income/(expense)	627	(752)	(897)	(574)
Net interest income/(expense)	10	(216)	(72)	(510)
Income before income tax expense	5,292	2,832	17,229	13,365
Income tax (expense)/benefit	(2,504)	655	(2,634)	(4,418)
Net income	2,788	3,487	14,595	8,947
Less: Net income attributable to non-controlling interest	—	—	—	—
Net income attributable to MiX Telematics Limited	$2,788	$3,487	$14,595	$8,947

Net income per ordinary share:
Basic	$0.005	$0.01	$0.03	$0.02
Diluted	$0.005	$0.01	$0.03	$0.02

Net income per American Depositary Share:
Basic	$0.13	$0.16	$0.66	$0.41
Diluted	$0.12	$0.16	$0.65	$0.40

Ordinary shares:
Weighted average	551,441	550,953	549,415	551,923
Diluted weighted average	565,016	560,567	560,624	563,958

American Depositary Shares:
Weighted average	22,058	22,038	21,977	22,077
Diluted weighted average	22,601	22,423	22,425	22,558

MIX TELEMATICS LIMITED
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Year Ended March 31,
	2021	2022
Cash flows from operating activities:
Cash generated from operations	$44,003	$26,591
Interest received	641	404
Interest paid	(311)	(400)
Income tax paid	(5,761)	(7,193)
Net cash provided by operating activities	38,572	19,402

Cash flows from investing activities:
Acquisition of property, plant and equipment – in-vehicle devices	(4,232)	(18,335)
Acquisition of property, plant and equipment – other	(398)	(1,985)
Proceeds from the sale of property, plant and equipment	4	60
Acquisition of intangible assets	(4,024)	(5,897)
Net cash used in investing activities	(8,650)	(26,157)

Cash flows from financing activities:
Proceeds from issuance of ordinary shares in relation to stock options exercised	879	—
Cash paid for ordinary shares repurchased	—	(3,011)
Cash paid on dividends to MiX Telematics Limited stockholders	(5,359)	(5,929)
Movement in short-term debt	(729)	3,873
Net cash used in financing activities	(5,209)	(5,067)

Net increase/(decrease) in cash and cash equivalents, and restricted cash	24,713	(11,822)
Cash and cash equivalents, and restricted cash at beginning of the period	18,652	46,343
Effect of exchange rate changes on cash and cash equivalents, and restricted cash	2,978	198
Cash and cash equivalents, and restricted cash at end of the period	$46,343	$34,719

Segment Information
Our operating segments are based on the geographical location of our Regional Sales Offices (“RSOs”) and also include our Central Services Organization (“CSO”). CSO is our central services organization that wholesales our products and services to our RSOs who, in turn, interface with our end-customers, distributors and dealers. CSO is also responsible for the development of our hardware and software platforms and provides common marketing, product management, technical and distribution support to each of our other operating segments.

Each RSO’s results reflect the external revenue earned, as well as its performance before the remaining CSO and corporate costs allocations. Segment performance is measured and evaluated by the chief operating decision maker (“CODM”) using Segment Adjusted EBITDA, which is a measure that uses income before income tax expense excluding net interest income/expense, net foreign exchange gains/losses, net loss/profit on sale of property, plant and equipment, depreciation, amortization, operating lease costs, stock-based compensation costs, restructuring costs, non-recurring legal costs, gains or losses on the disposal or impairments of long-lived assets and corporate and consolidation entries. Product development costs are capitalized and amortized and this amortization is excluded from Segment Adjusted EBITDA.

The segment information provided to the CODM is as follows (in thousands and unaudited):

	Three Months Ended March 31, 2021
	Subscription Revenue	Hardware and Other Revenue	Total Revenue	Segment Adjusted EBITDA
Regional Sales Offices
Africa	$17,470	$1,401	$18,871	$8,880
Europe	3,253	528	3,781	1,704
Americas	4,668	139	4,807	2,167
Middle East and Australasia	4,385	1,426	5,811	2,912
Brazil	985	64	1,049	375
Total Regional Sales Offices	30,761	3,558	34,319	16,038
Central Services Organization	20	6	26	(2,180)
Total Segment Results	$30,781	$3,564	$34,345	$13,858

	Three Months Ended March 31, 2022
	Subscription Revenue	Hardware and Other Revenue	Total Revenue	Segment Adjusted EBITDA
Regional Sales Offices
Africa	$19,139	$2,391	$21,530	$9,642
Europe	3,302	460	3,762	1,452
Americas	3,488	315	3,803	358
Middle East and Australasia	4,218	1,424	5,642	2,499
Brazil	1,119	245	1,364	425
Total Regional Sales Offices	31,266	4,835	36,101	14,376
Central Services Organization	8	—	8	(2,338)
Total Segment Results	$31,274	$4,835	$36,109	$12,038

	Year Ended March 31, 2021
	Subscription Revenue	Hardware and Other Revenue	Total Revenue	Segment Adjusted EBITDA
Regional Sales Offices
Africa	$62,453	$5,495	$67,948	$31,781
Europe	12,138	2,441	14,579	6,260
Americas	18,211	770	18,981	7,077
Middle East and Australasia	16,558	4,679	21,237	9,751
Brazil	3,922	142	4,064	1,495
Total Regional Sales Offices	113,282	13,527	126,809	56,364
Central Services Organization	69	16	85	(7,553)
Total Segment Results	$113,351	$13,543	$126,894	$48,811

	Year Ended March 31, 2022
	Subscription Revenue	Hardware and Other Revenue	Total Revenue	Segment Adjusted EBITDA
Regional Sales Offices
Africa	$74,778	$8,398	$83,176	$36,467
Europe	13,509	3,745	17,254	6,337
Americas	14,036	1,538	15,574	842
Middle East and Australasia	16,950	5,604	22,554	10,034
Brazil	4,253	401	4,654	1,260
Total Regional Sales Offices	123,526	19,686	143,212	54,940
Central Services Organization	47	35	82	(10,168)
Total Segment Results	$123,573	$19,721	$143,294	$44,772

The following table (unaudited and shown in thousands) reconciles total Segment Adjusted EBITDA to income before income tax expense for the periods shown:

	Three Months Ended March 31,		Year Ended March 31,
	2021	2022	2021	2022
Segment Adjusted EBITDA	$13,858	$12,038	$48,811	$44,772
Corporate and consolidation entries	(1,789)	(3,034)	(8,879)	(10,243)
Operating lease costs (1)	(438)	(448)	(1,652)	(1,611)
Product development costs (2)	(336)	(327)	(1,112)	(1,353)
Depreciation and amortization	(4,996)	(4,020)	(16,559)	(14,951)
Impairment of long-lived assets	(1)	(19)	(8)	(47)
Stock-based compensation costs	(313)	(321)	(1,273)	(1,325)
Restructuring costs (3)	(27)	5	(1,055)	(164)
Net (loss)/profit on sale of property, plant and equipment	(5)	(7)	(13)	36
Net foreign exchange losses	(671)	(758)	(959)	(648)
Net interest income/(expense)	10	(216)	(72)	(510)
Non-recurring legal costs	—	(61)	—	(591)
Income before income tax expense	$5,292	$2,832	$17,229	$13,365

Description of reconciling items:
1.For the purposes of calculating Segment Adjusted EBITDA, operating lease expenses are excluded from the Segment Adjusted EBITDA. Therefore, in order to reconcile Segment Adjusted EBITDA to income before income tax expense, the total lease expense in respect of operating leases needs to be deducted.

2.For segment reporting purposes, product development costs, which do not meet the capitalization requirements under ASC 730 Research and Development or under ASC 985 Software, are capitalized and amortized. The amortization is excluded from Segment Adjusted EBITDA. In order to reconcile Segment Adjusted EBITDA to income before income tax expense, product development costs capitalized for segment reporting purposes need to be deducted.

3.During fiscal year 2021, $0.7 million, $0.2 million, $0.1 million and $0.1 million of the restructuring costs related to CSO, Africa, North America and Middle East and Australasia reporting segments, respectively.

Annexure A: Non-GAAP Financial Measures and Key Business Metrics

We use certain measures to assess the financial performance of the business. Certain of these measures are termed “non-GAAP measures” because they exclude amounts that are included in, or include amounts that are excluded from, the most directly comparable measure calculated and presented in accordance with GAAP, or are calculated using financial measures that are not calculated in accordance with GAAP. These non-GAAP measures include adjusted EBITDA, adjusted EBITDA margin, adjusted net income, adjusted net income per share, free cash flow and constant currency information.

An explanation of the relevance of each of the non-GAAP measures, a reconciliation of the non-GAAP measures to the most directly comparable measures calculated and presented in accordance with GAAP and a discussion of their limitations is set out below. We do not regard these non-GAAP measures as a substitute for, or superior to, the equivalent measures calculated and presented in accordance with GAAP or those calculated using financial measures that are calculated in accordance with GAAP.

In addition to providing the non-GAAP financial measures mentioned above, we disclose Annual Recurring Revenue (“ARR”) to give investors supplementary indicators of the value of our current recurring revenue contracts. ARR represents the estimated annualized value of recurring revenue for subscription contracts that have commenced revenue recognition as of the measurement date.

Non-GAAP Financial Measures

Adjusted EBITDA and Adjusted EBITDA Margin
Adjusted EBITDA and adjusted EBITDA margin are two of the profit measures reviewed by the CODM. We define adjusted EBITDA as income before income taxes, net interest income/expense, net foreign exchange gains/losses, depreciation of property, plant and equipment including capitalized customer in-vehicle devices, amortization of intangible assets including capitalized internal-use software development costs and intangible assets identified as part of a business combination, stock-based compensation costs, restructuring costs, non-recurring legal costs and profits/losses on the disposal or impairments of assets or subsidiaries. The adjusted EBITDA definition has been updated also to exclude non-recurring legal costs relating to a patent infringement matter that arose during fiscal year 2022. We define adjusted EBITDA margin as adjusted EBITDA divided by total revenue.

We have included adjusted EBITDA and adjusted EBITDA margin in this press release because they are key measures that the Company’s management and Board of Directors use to understand and evaluate its core operating performance and trends; to prepare and approve its annual budget; and to develop short and long-term operational plans. In particular, the exclusion of certain expenses in calculating adjusted EBITDA and adjusted EBITDA margin can provide a useful measure for period-to-period comparisons of the Company’s core business. Accordingly, the Company believes that adjusted EBITDA and adjusted EBITDA margin provide useful information to investors and others in understanding and evaluating its operating results.

A reconciliation of net income (the most directly comparable financial measure presented in accordance with GAAP) to adjusted EBITDA for the periods shown is presented below (in thousands and unaudited):

	Three Months Ended March 31,		Year Ended March 31,
	2021	2022	2021	2022
Net income	$2,788	$3,487	$14,595	$8,947
Plus/(less): Income tax expense/(benefit)	2,504	(655)	2,634	4,418
(Less)/plus: Net interest (income)/expense	(10)	216	72	510
Plus: Foreign exchange losses	671	758	959	648
Plus: Depreciation (1)	3,964	2,728	12,878	10,693
Plus: Amortization (2)	1,032	1,292	3,681	4,258
Plus: Impairment of long-lived assets	1	19	8	47
Plus: Stock-based compensation costs	313	321	1,273	1,325
Plus/(less): Net loss/(profit) on sale of property, plant and equipment	5	7	13	(36)
Plus/(less): Restructuring costs	27	(5)	1,055	164
Plus: Non-recurring legal costs	—	61	—	591
Adjusted EBITDA	$11,295	$8,229	$37,168	$31,565
Adjusted EBITDA margin	32.9%	22.8%	29.3%	22.0%

1.Includes depreciation of owned equipment (including in-vehicle devices).
2.Includes amortization of intangible assets (including intangible assets identified as part of a business combination).

Our use of adjusted EBITDA and adjusted EBITDA margin have limitations as analytical tools, and should not be considered as performance measures in isolation from, or as a substitute for, analysis of our results as reported under GAAP.

Some of these limitations are:
•although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and adjusted EBITDA does not reflect cash capital expenditure requirements for such replacements or for new capital expenditure requirements;
•Adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs;
•Adjusted EBITDA does not consider the potentially dilutive impact of equity-based compensation;
•Adjusted EBITDA does not reflect tax payments that may represent a reduction in cash available to the Company;
•other companies, including companies in our industry, may calculate adjusted EBITDA differently, which reduces its usefulness as a comparative measure; and
•certain of the adjustments (such as restructuring costs, impairment of long-lived assets and others) made in calculating adjusted EBITDA are those that management believes are not representative of our underlying operations and, therefore, are subjective in nature.

Because of these limitations, adjusted EBITDA and adjusted EBITDA margin should be considered alongside other financial performance measures, including income from operations, net income and our other results.

Adjusted Net Income and Adjusted Net Income Per Share
Adjusted net income is defined as net income excluding net foreign exchange gains/losses net of tax.
We have included adjusted net income per share in this press release because it provides a useful measure for period-to-period comparisons of our core business by excluding net foreign exchange gains/losses net of tax and associated tax consequences from earnings. Accordingly, we believe that adjusted net income per share provides useful information to investors and others in understanding and evaluating our operating results.

The following tables (in thousands, except per share data, and unaudited) reconcile net income to adjusted net income and diluted net income per ordinary share or ADS to adjusted net income per ordinary share or ADS for the periods shown:

	Three Months Ended March 31,		Year Ended March 31,
	2021	2022	2021	2022
Net income	$2,788	$3,487	$14,595	$8,947
Net foreign exchange losses	671	758	959	648
Income tax effect of net foreign exchange losses	34	(1,980)	(3,657)	(563)
Adjusted net income	$3,493	$2,265	$11,897	$9,032

Net income per ordinary share – diluted	$0.005	$0.006	$0.026	$0.016
Effect of net foreign exchange losses to net income	0.001	0.001	0.002	0.001
Income tax effect of net foreign exchange losses	#	(0.003)	(0.007)	(0.001)
Adjusted net income per ordinary share – diluted	$0.006	$0.004	$0.021	$0.016

Net income per ADS – diluted	$0.12	$0.16	$0.65	$0.40
Effect of net foreign exchange losses to net income	0.03	0.03	0.04	0.03
Income tax effect of net foreign exchange losses	*	(0.09)	(0.16)	(0.03)
Adjusted net income per ADS – diluted	$0.15	$0.10	$0.53	$0.40

# Amount less than $0.001
* Amount less than $0.01

Free Cash Flow
Free cash flow is determined as net cash provided by operating activities less capital expenditure for investing activities. We believe that free cash flow provides useful information to investors and others in understanding and evaluating the Company’s cash flows as it provides detail of the amount of cash the Company generates or utilizes after accounting for all capital expenditures including investments in in-vehicle devices.

The following table (in thousands and unaudited) reconciles Net Cash Provided by Operating Activities to Free Cash Flow for the periods shown:

	Three Months Ended March 31,		Year Ended March 31,
	2021	2022	2021	2022
Net cash provided by operating activities	$7,638	$4,742	$38,572	$19,402
Less: Capital expenditure payments	(2,465)	(7,259)	(8,654)	(26,217)
Free cash flow	$5,173	$(2,517)	$29,918	$(6,815)

Constant Currency
Constant currency information has been presented to illustrate the impact of changes in currency rates on the Company’s results. The constant currency information has been determined by adjusting the current financial reporting period results to the prior period average exchange rates, determined as the average of the monthly exchange rates applicable to the period. The measurement has been performed for each of the Company’s currencies, including the South African Rand and British Pound. The constant currency growth percentage has been calculated by utilizing the constant currency results compared to the prior period results.

The constant currency information represents non-GAAP information. We believe this provides a useful basis to measure the performance of our business as it removes distortion from the effects of foreign currency movements during the period.
Due to the significant portion of our customers who are invoiced in non-U.S. Dollar denominated currencies, we also calculate our subscription revenue growth rate on a constant currency basis, thereby removing the effect of currency fluctuation on our results of operations.
The following tables (in thousands, except year over year change) provide the unaudited constant currency reconciliation to the most directly comparable GAAP measure for the periods shown:

Subscription Revenue:
	Three Months Ended March 31,		Year Over Year Change
	2021	2022
Subscription revenue as reported	$30,781	$31,274	1.6%
Conversion impact of U.S. Dollar/other currencies	—	277	0.9%
Subscription revenue on a constant currency basis	$30,781	$31,551	2.5%

Total Revenue:
	Three Months Ended March 31,		Year Over Year Change
	2021	2022
Total revenue as reported	$34,345	$36,109	5.1%
Conversion impact of U.S. Dollar/other currencies	—	400	1.2%
Total revenue on a constant currency basis	$34,345	$36,509	6.3%

Subscription Revenue:
	Year Ended March 31,		Year Over Year Change
	2021	2022
Subscription revenue as reported	$113,351	$123,573	9.0%
Conversion impact of U.S. Dollar/other currencies	—	(7,048)	(6.2)%
Subscription revenue on a constant currency basis	$113,351	$116,525	2.8%

Total Revenue:
	Year Ended March 31,		Year Over Year Change
	2021	2022
Total revenue as reported	$126,894	$143,294	12.9%
Conversion impact of U.S. Dollar/other currencies	—	(7,644)	(6.0)%
Total revenue on a constant currency basis	$126,894	$135,650	6.9%

Key Business Metrics

Annual Recurring Revenue

We believe that ARR is a key indicator of the trajectory of our business performance and serves as an indicator of future subscription revenue growth. We define ARR as the annualized value of subscription contracts that have commenced revenue recognition as of the measurement date. ARR is calculated by taking the subscription revenue for the last month of the period, multiplied by 12. It provides a 12 month forward view of revenue, assuming unit numbers, pricing and foreign exchange rates (the average monthly exchange rates applicable to the last month of the period) remain unchanged during the year. Constant currency ARR growth has been determined by adjusting the prior financial reporting period results to the last month of the current period average exchange rates, determined as the average monthly exchange rates applicable to the last month of the period.

ARR does not have a standardized meaning and is not necessarily comparable to similarly titled measures presented by other companies. ARR should be viewed independently of revenue and is not intended to be combined with or to replace it. ARR is not a forecast and the active contracts at the date used in calculating ARR may or may not be extended or renewed.

The following table (in thousands and unaudited) provides the constant currency ARR:

	Year Ended March 31,
	2021	2022
Annual Recurring Revenue	$116,464	$127,116